Exhibit 99

	Media Relations	Consolidated Edison, Inc.
	212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE		Contact: Robert McGee
November 1, 2010		212-460-4111

CON EDISON REPORTS 2010 THIRD QUARTER EARNINGS

NEW YORK – Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2010 third quarter net income for common stock of $350 million or $1.24 a share compared with $336 million or $1.22 a share in 2009. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $372 million or $1.32 a share in the third quarter of 2010 compared with $319 million or $1.16 a share in 2009.

For the first nine months of 2010, net income for common stock was $759 million or $2.69 a share compared with $666 million or $2.43 a share in the first nine months of 2009. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $780 million or $2.77 a share in 2010 compared with $665 million or $2.43 a share in 2009.

“Our utility and competitive energy businesses are performing well,” said Kevin Burke, Con Edison’s chairman, president and CEO, who noted demand response and energy efficiency programs helped meet the challenge of delivering July’s record amount of electricity. “Our customers responded well to conservation appeals, and our employees did a great job under difficult conditions,” he added.

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three and nine months ended September 30, 2010 and 2009.

	Three Months Ended				Nine Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2010	2009	2010	2009	2010	2009	2010	2009
Reported earnings per share and net income for common stock– GAAP basis (basic)	$1.24	$1.22	$350	$336	$2.69	$2.43	$759	$666
Less: Net mark-to-market effects of competitive energy businesses	(0.08)	0.06	(22)	17	(0.08)	—	(21)	1

Ongoing operations	$1.32	$1.16	$372	$319	$2.77	$2.43	$780	$665

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CON EDISON REPORTS 2010 THIRD QUARTER EARNINGS	page 2

The company expects its earnings from ongoing operations for the year 2010 to be in the range of $3.40 to $3.50 per share. The company’s previous forecast of 2010 earnings was in the range of $3.25 to $3.45 per share. The higher range reflects, among other things, stronger than forecasted financial performance at Consolidated Edison Company of New York, Inc. (CECONY), reflecting primarily savings in certain operating expenses through cost control efforts and stronger than forecasted financial performance at the competitive energy businesses.

Earnings per share from ongoing operations exclude the net mark-to-market effects of the competitive energy businesses. In addition, the company does not anticipate the need for its utility subsidiaries to issue any additional long-term debt to fund their capital requirements for the remainder of 2010.

Con Edison also expects that its actual construction expenditures for 2010 will be less than previously estimated. The company has accelerated the timing of the deduction for income tax purposes of certain expenditures and expects to realize tax benefits over the next few months that will result in more than previously anticipated cash flows from operating activities.

The results of operations for the three and nine months ended September 30, 2010, as compared with the 2009 period, reflect changes in the rate plans of Con Edison’s utility subsidiaries, including an increase in the allowed electric return on common equity for CECONY. The rate plans provide for additional revenues to cover expected increases in certain operations and maintenance expenses, depreciation and property taxes and interest charges. The results of operations include the operating results of the competitive energy businesses, including net mark-to-market effects.

The increases in operations and maintenance expenses reflect higher costs for demand side management programs in the 2010 periods, offset in part by savings in certain operating expenses through cost control efforts. The increase in operations and maintenance expense for the nine months ended September 30, 2010 also reflect higher costs for pension and other post-retirement benefits. The increases also reflect higher New York State assessments that are collected from customers. Depreciation and property taxes were higher in the 2010 periods reflecting primarily the impact from higher utility plant balances.

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CON EDISON REPORTS 2010 THIRD QUARTER EARNINGS	page 3

The following table presents the estimated effect on earnings per share and net income for common stock for the 2010 period compared with the 2009 period, resulting from these and other major factors:

	Three Months Ended Variation 2010 vs. 2009		Nine Months Ended Variation 2010 vs. 2009
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
CECONY (a)
Rate plans, primarily to recover increases in certain costs	$0.39	$108	$1.12	$311
Operations and maintenance expense	(0.14)	(38)	(0.49)	(135)
Depreciation and property taxes	(0.05)	(13)	(0.30)	(83)
Net interest expense	0.01	3	—	—
Other (includes dilutive effect of new stock issuances)	(0.07)	(10)	(0.06)	1

Total CECONY	0.14	50	0.27	94

Orange and Rockland Utilities (O&R)	0.02	5	0.03	9

Competitive energy businesses
Earnings excluding net mark-to-market effects	—	(2)	0.04	12
Net mark-to-market effects (b)	(0.14)	(39)	(0.08)	(22)

Total competitive energy businesses	(0.14)	(41)	(0.04)	(10)
Other, including parent company expenses	—	—	—	—

Total variation	$0.02	$14	$0.26	$93

(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	For the three months ended September 30th, these variations reflect after-tax net mark-to-market losses of $22 million or $0.08 a share in 2010 and after-tax net mark-to-market gains of $17 million or $0.06 a share in 2009. For the nine months ended September 30th, the variations reflect after-tax net mark-to-market losses of $21 million in 2010 or $0.08 a share, and after-tax net mark-to-market gain of $1 million or $0.00 a share in 2009.

The earnings per share variations shown above include the dilutive effects ($0.03 per share and $0.07 per share, respectively, exclusive of offsetting benefits of avoided interest expense) of a higher weighted average number of common shares outstanding in the three and nine months ended September 30, 2010. The weighted average number of common shares was 283 million shares and 275 million shares for the three months ended September 30, 2010 and 2009, respectively, and 282 million shares and 274 million shares for the nine months ended September 30, 2010 and 2009, respectively.

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CON EDISON REPORTS 2010 THIRD QUARTER EARNINGS	page 4

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted for variations in weather and billing days, for the three and nine months ended September 30, 2010, as compared with the 2009 period were as follows (expressed as a percentage of 2009 amounts):

	Third Quarter Variation 2010 vs. 2009		Nine Months Variation 2010 vs. 2009
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	9.3	(0.2)	3.7	0.2
Firm – Gas	(3.9)	(4.0)	(3.1)	2.1
Steam	8.0	(4.1)	(2.0)	(1.4)
O&R
Electric	13.6	4.6	6.3	1.7
Firm – Gas	(9.5)	(8.5)	(9.8)	(1.2)

Refer to the company’s Third Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at September 30, 2010 and December 31, 2009 and the consolidated income statements for the three and nine months ended September 30, 2010 and 2009. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $35 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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